Exhibit 5.1

April 20, 2026

Prelude Therapeutics Incorporated

175 Innovation Boulevard

Wilmington, Delaware 19805

Re:	Prelude Therapeutics Incorporated – Underwritten Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel to Prelude Therapeutics Incorporated, a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 18,018,014 shares (the “Shares”) of Voting Common Stock, $0.0001 par value, of the Company (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants” and, together with the Shares, the “Securities”) to purchase up to 2,252,252 shares of the Common Stock at an exercise price of $0.0001 (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) pursuant to that certain Underwriting Agreement dated April 20, 2026 (the “Underwriting Agreement”) among the Company and Goldman Sachs & Co. LLC and Evercore Group L.L.C., as representatives of the several underwriters named on Schedule I to the Underwriting Agreement.

The Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-279829) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 30, 2024 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), declared effective on June 10, 2024, including the prospectus dated May 30, 2024 included therein (the “Base Prospectus”). The Company has filed with the Commission pursuant to Rule 424(b) under the Securities Act a prospectus supplement dated April 20, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion letter, we have examined originals or copies of the Underwriting Agreement, the form of agreement evidencing the Pre-Funded Warrant, the Company’s Amended and Restated Certificate of Incorporation, as amended, filed with, and certified by, the Delaware Secretary of State (the “Certificate”), the Company’s Amended and Restated Bylaws (the “Bylaws”), the Registration Statement, together with the exhibits filed as a part thereof and all other documents incorporated therein by reference, the Prospectus, certain corporate proceedings of the Company’s board of directors (the “Board”) and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

With respect to the Pre-Funded Warrants, we have assumed that, as of each and every time any of the Pre-Funded Warrants are exercised, the Company will have a sufficient number of authorized and unissued shares of the Common Stock available for issuance under its Certificate to permit full exercise of each of the Pre-Funded Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

Prelude Therapeutics Incorporated

April 20, 2026

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Securities, there will not have occurred any change in the law or the facts affecting the validity of the Securities, any change in actions of the Board or the Company’s stockholders, or any amendments to the Certificate or Bylaws and (ii) at the time of the offer, issuance and sale of any Securities, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Securities subsequent to the date hereof and the compliance by the Company with the terms of such Securities will not result in a violation of the Certificate or any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon, and subject to, the foregoing, it is our opinion that:

(i) the Shares, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable;

(ii) when the Pre-Funded Warrants are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, and the Prospectus, such Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.; and

(iii) the Pre-Funded Warrant Shares, when issued and delivered by the Company upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company with the Commission in connection with the offering of the Securities and to the references to us under the caption “Legal Matters” in the Prospectus and any amendments or supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this opinion, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the date of this opinion letter and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinion expressed herein.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP